Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2012 First Quarter Financial Results

Earnings per Share of $0.12 versus $0.07 per Share Last Year

FORT WORTH, Texas--(BUSINESS WIRE)--June 16, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended May 28, 2011.

First Quarter Highlights

  Comparable store sales increase of 10.2% versus last year’s increase of 14.3%
  Gross profit of 40.1% of sales compared to 37.4% last year
  Selling, general and administrative expenses leveraged by 40 basis points
  Operating income of 5.9% of sales compared to 2.7% last year
  Earnings per share of $0.12 versus $0.07 per share last year

Execution of Three-Year Growth Plan

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with the results of our first quarter. We continue to see strength and sustainability in all aspects of our business – top line sales growth, strong merchandise margins, prudent cost controls, operating margin improvement, a strong balance sheet and ongoing cash generation. All have benefited from the creativity and rigor embedded in our organization. We are reinvesting into the business and initializing our share repurchase program as cash continues to be generated. We are also pleased to announce the soft launch of Pier 1 To-Go nationally on June 6th. We look forward to discussing our first quarter results in more detail and providing an update to our three-year growth plan initiatives later this morning on our conference call.”

First Quarter Results

For the first quarter ended May 28, 2011, the Company reported net income of $14.1 million, or $0.12 per share, compared to last year’s first quarter net income of $7.7 million, or $0.07 per share. Income before income taxes was $21.7 million for the first quarter compared to income before income taxes of $7.9 million for the same period last year. Total sales for the first quarter were $334.6 million, a 9.3% increase from $306.3 million in the year-ago quarter. Comparable store sales increased 10.2% during the first quarter compared to last year’s comparable store sales increase of 14.3% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic, conversion rate and average ticket.

Merchandise margins for the quarter were 59.8% of sales compared to 58.6% of sales in the same period last year. The 120 basis point improvement in merchandise margins continues to be positively impacted by strong input margins and well-managed inventory levels. Store occupancy costs were $65.9 million for the quarter, or 19.7% of sales, compared to $65.2 million, or 21.3% of sales, last year. Gross profit for the quarter improved to $134.1 million, or 40.1% of sales, from $114.4 million, or 37.4% of sales in the first quarter of last year.

First quarter selling, general and administrative expenses totaled $109.2 million, or 32.6% of sales, compared to $101.1 million, or 33.0% of sales, in the year-ago quarter. For the quarter, SG&A expenses were leveraged by 40 basis points as a percentage of sales and consisted primarily of $16.3 million in marketing, $75.0 million in payroll, and $17.9 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first quarter as compared to the same period last year.

	Three months ended
	May 28, 2011		May 29, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$55.3	16.5%	$50.8	16.6%	$4.5
Marketing	16.3	4.9%	13.6	4.4%	2.7
Store supplies, services and other	6.3	1.9%	7.2	2.4%	(0.9)
Variable costs	77.9	23.3%	71.6	23.4%	6.3

Administrative payroll	19.7	5.9%	18.8	6.1%	0.9
Other relatively fixed expenses	11.6	3.4%	10.7	3.5%	0.9
Relatively fixed costs	31.3	9.3%	29.5	9.6%	1.8

	$109.2	32.6%	$101.1	33.0%	$8.1

Operating income for the first quarter was $19.9 million, or 5.9% of sales, compared to last year’s operating income of $8.3 million, or 2.7% of sales, reported for the same period. The increases in sales and merchandise margins coupled with leveraging selling, general and administrative expenses resulted in the overall improvement in operating income.

Balance Sheet and Share Repurchase Program

At the end of the first quarter, inventory was in line with management’s expectations and totaled $315.1 million compared to $303.2 million at the end of the first quarter last year. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep them in line with consumer demand.

Cash and cash equivalents at the end of the first quarter were $304.0 million, a $99.2 million increase from last year’s balance of $204.8 million for the same period. The Company generated $12.0 million of cash from operations during the quarter, part of which was used to fund capital expenditures of $8.4 million. Under the $100 million initial share repurchase program, the Company repurchased 264,400 shares of its common stock during the first quarter at a weighted average cost of $11.82 per share and a total cost of approximately $3.1 million. Since the end of the first quarter, the Company has repurchased an additional 951,812 shares of its common stock at a weighted average cost of $11.25 per share and a total cost of approximately $10.7 million. To date, the Company has repurchased 1,216,212 shares at a weighted average cost of $11.37 and a total cost of $13.8 million and $86.2 million remains available for repurchase under the plan.

First Quarter Conference Call and Annual Meeting of Shareholders Information

The Company will host a conference call concerning fiscal 2012 first quarter financial results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 69756874.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 69756874.

Pier 1 Imports, Inc. will host its annual meeting of shareholders on Tuesday, June 28, 2011 at 10:00 a.m., Central Time, on the Mezzanine Level, Conference Center Room C, Pier 1 Imports, Inc. Headquarters, 100 Pier 1 Place, Fort Worth, Texas.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 28,	May 29,
	2011	2010

Net sales	$334,603	$306,259

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	200,536	191,862
Selling, general and administrative expenses	109,150	101,052
Depreciation and amortization	5,032	5,079
	314,718	297,993

Operating income	19,885	8,266

Nonoperating (income) and expenses:
Interest, investment income and other	(2,629)	(1,036)
Interest expense	825	1,442
	(1,804)	406

Income before income taxes	21,689	7,860
Income tax provision	7,591	190

Net income	$14,098	$7,670

Earnings per share:
Basic	$0.12	$0.07

Diluted	$0.12	$0.07

Average shares outstanding during period:
Basic	117,300	116,197

Diluted	119,235	116,921

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	May 28,	February 26,	May 29,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $264,407, $261,274 and $164,448, respectively	$304,034	$301,471	$204,828
Accounts receivable, net	15,883	14,814	17,301
Inventories	315,099	311,770	303,193
Income tax receivable	380	1,043	539
Prepaid expenses and other current assets	27,198	22,871	37,303
Total current assets	662,594	651,969	563,164

Properties, net	67,524	64,773	56,518
Other noncurrent assets	29,721	26,835	33,373
	$759,839	$743,577	$653,055

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$71,740	$57,421	$74,969
Current portion long-term debt	-	-	25,971
Gift cards and other deferred revenue	71,840	71,963	44,098
Accrued income taxes payable	5,283	232	1,856
Other accrued liabilities	93,417	106,739	99,707
Total current liabilities	242,280	236,355	246,601

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	77,247	84,870	82,271

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	228,889	243,051	245,831
Retained earnings	307,911	293,813	201,358
Cumulative other comprehensive income (loss)	(567)	(784)	(603)
Less 6,725,000, 7,748,000 and 8,269,000
common shares in treasury, at cost, respectively	(105,546)	(123,353)	(132,028)
	430,812	412,852	314,683
	$759,839	$743,577	$653,055

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	May 28,	May 29,
	2011	2010

Cash flow from operating activities:
Net income	$14,098	$7,670
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	9,745	7,578
(Gain) loss on disposal of fixed assets	57	(1,650)
Stock-based compensation expense	1,860	1,392
Deferred compensation	1,604	1,046
Lease termination expense	39	450
Amortization of deferred gains	(7,735)	(1,894)
Other	436	662
Changes in cash from:
Inventories	(3,329)	10,303
Accounts receivable, prepaid expenses
and other assets	(9,644)	(14,252)
Income tax receivable	663	22
Accounts payable and accrued expenses	(825)	2,086
Accrued income taxes payable	5,051	(3,111)
Net cash provided by operating activities	12,020	10,302

Cash flow from investing activities:
Capital expenditures	(8,425)	(6,337)
Proceeds from disposition of properties	8	10,560
Proceeds from sale of restricted investments	311	756
Purchase of restricted investments	(549)	(756)
Net cash (used in) provided by investing activities	(8,655)	4,223

Cash flow from financing activities:
Purchases of treasury stock	(3,124)	-
Proceeds from stock options exercised,
stock purchase plan and other, net	4,909	2,391
Debt issuance costs	(2,587)	-
Net cash (used in) provided by financing activities	(802)	2,391

Change in cash and cash equivalents	2,563	16,916
Cash and cash equivalents at beginning of period	301,471	187,912

Cash and cash equivalents at end of period	$304,034	$204,828

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400